Exhibit 99.1

News
Merrill Lynch & Co., Inc.

World Headquarters
4 World Financial Center
New York, New York 10080

Release date: May 16, 2007

For information contact:
Media Relations:
Jason H. Wright (212) 449-3535
Jason_wright@ml.com

Investor Relations:
Jonathan Blum (866) 607-1234
Investor_Relations@ml.com
DOW KIM TO LEAVE MERRILL LYNCH AND ESTABLISH
MULTI-STRATEGY, PRIVATE INVESTMENT FIRM BY YEAR-END;
PLANS TO AFFILIATE NEW FIRM WITH COMPANY
     NEW YORK, May 16, 2007 — Merrill Lynch & Co., Inc., (NYSE: MER) today said that Dow Kim, executive vice president and co-president of the company’s Global Markets and Investment Banking group, has informed the company that he plans to leave Merrill Lynch by the end of the year in order to establish a multi-strategy, private investment firm. The company said it expects to be an initial client of Mr. Kim’s new firm and that Mr. Kim also would serve as an advisor to senior management for a transition period.
     “For some time now, Dow has expressed a desire to found his own business and put his investment and quantitative skills to work to realize his personal vision in the markets,” said Stan O’Neal, Merrill Lynch chairman and chief executive officer. “We’ve agreed that, with our businesses performing extremely well and an accomplished team of senior managers now running the company’s institutional operations around the world, this is an opportune time for him to venture out on his own.
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Dow Kim — page 2
     “Dow has been a respected, valued and energetic member of our senior team and contributed much to the dramatic progress we have made rebuilding the company’s institutional capabilities and geographic footprint,” Mr. O’Neal continued. “He’s also been a close friend and advisor to me. However, I am pleased that we will be able to continue to benefit from his investment expertise by forming an affiliation with his new firm.”
     “Any time you make a major career change, it brings a certain level of apprehension,” said Mr. Kim. “It would be easy to remain at Merrill Lynch and continue to do what I have been doing here successfully, surrounded by people I trust and respect. But I have had as a personal goal founding and running my own firm, and I don’t think there ever will be a more opportune moment than now for me to explore how best to do so.”
     “I want to thank Stan and the Merrill Lynch board for their confidence and for giving me an amazing opportunity to play a part alongside the rest of the senior management team in transforming the firm into a world-class player in the capital markets. Merrill Lynch now has a diversified platform of capabilities and the ability to compete successfully in any market it chooses around the world and is well positioned for continued success in the future.”
     Merrill Lynch said Mr. Kim expects to be available to the firm through the end of the year. The company said the specifics of its potential affiliation with Mr. Kim’s firm were still being negotiated and would be announced at a later date.
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Dow Kim — page 3
     Merrill Lynch is one of the world’s leading wealth management, capital markets and advisory companies, with offices in 38 countries and territories and total client assets of approximately $1.6 trillion. As an investment bank, it is a leading global trader and underwriter of securities and derivatives across a broad range of asset classes and serves as a strategic advisor to corporations, governments, institutions and individuals worldwide. Merrill Lynch owns approximately half of BlackRock, one of the world’s largest publicly traded investment management companies, with more than $1 trillion in assets under management. For more information on Merrill Lynch, please visit www.ml.com.
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